Exhibit 21.1

As of December 31, 2004, the wholly owned subsidiaries of USURF America, Inc. are as follows:

                            USURF Communications, Inc
                              Connect Paging, Inc.
                  USURF TV, Inc. (formerly NeighborLync, Inc.)
                      USURF Systems and Technologies, Inc.
                                   UTel, Inc.
                                  Waveramp, LLC